EXHIBIT 99.1

Salem Communications Announces Management Changes

CAMARILLO, CA -- (MARKET WIRE) -- 12/15/2009 -- Salem Communications Corporation today announced a strategic restructuring of certain of the company's executive officer positions effective January 1, 2010.   These changes are designed to make Salem more responsive to the rapidly changing media environment.

As part of this strategic restructuring, Joe Davis will begin a new role at Salem as the Senior Advisor to the CEO, Special Projects and Strategic Development.  In announcing this transition Edward G. Atsinger III, CEO, said, “In his new role, Joe will be responsible for developing new national content for Salem’s Christian Teaching and Talk stations, for assisting Salem’s existing ministry clients to improve the yield from their media ministries, and for taking on strategic projects as directed by me.  With his long radio history and strong relationships with Salem’s ministry partners, Joe is uniquely qualified to take on this new responsibility.”  Joe joined Salem in 1989 and has provided oversight to Salem’s Radio Division since 2001. He has served as Salem’s COO and then as President of the Radio Division since 2007.

Additionally, David Santrella will be promoted to President, Radio Division.  With regard to this appointment, Mr. Atsinger commented: “Along with his wealth of management and sales experience, David brings a fresh perspective and a high level of energy and creativity to this role.”

David started with Salem in 2001 as the General Manager of our Chicago cluster.  In November 2003, he was given additional oversight responsibility of Milwaukee and then in March 2006, he was promoted to an Operational Vice President over Chicago and Milwaukee.  In October 2008, he was given responsibility over Minneapolis, Denver and Colorado Springs. David will be working at the company’s corporate headquarters starting January 1, 2010.

Additional management changes will also take place effective January 1, 2010. Allen Power will be promoted to Senior Vice President. As part of this promotion, Allen will take on oversight of Salem’s largest markets, including New York, Los Angeles and Chicago. Finally, three of the company’s current radio station General Managers will be promoted to Operational Vice Presidents as follows: Mike Moran in Atlanta, Russ Whitnah in Philadelphia and Brian Taylor in Denver.

Salem Communications (NASDAQ: SALM) is a leading U.S. radio broadcaster, Internet content provider, and magazine and book publisher targeting audiences interested in Christian and family-themed content and conservative values. In addition to its radio properties, Salem owns Salem Radio Network®, which syndicates talk, news and music programming to approximately 2,000 affiliates; Salem Radio Representatives™, a national radio advertising sales force; Salem Web Network™, an Internet provider of Christian content and online streaming; and Salem Publishing™, a publisher of Christian-themed magazines. Upon the close of all announced transactions, the company will own 93 radio stations, including 58 stations in 22 of the top 25 markets. Additional information about Salem may be accessed at the company's website, www.salem.cc.

Company Contact:

Evan D. Masyr

Salem Communications Corporation

(805) 987-0400 ext. 1053

evanm@salem.cc